HOME EQUITY ASSET TRUST 2007-3

HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/13/07]

[$524,425,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$524,425,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:  237

Total Outstanding Loan Balance ($):  40,360,956

Total Expected Collateral Balance ($): 550,000,100

Total Expected Collateral Balance – Selection ($):  39,469,290

Average Loan Current Balance ($):  170,299

:

Weighted Average Original LTV (%)*:  82.3

Weighted Average Coupon (%): 8.11

Arm Weighted Average Coupon (%):  8.07

Fixed Weighted Average Coupon (%):  8.14

Weighted Average Margin (%): 6.12

Weighted Average FICO (Non- Zero): 624

Weighted Average Age (Months):  3

:

% First Liens:  91.2

% Second Liens:  8.8

% Arms:  53.2

% Fixed:  46.8

% Interest Only:  6.2

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
6.01 – 6.50	14	3,587,105	8.9	6.21	74.6	657
6.51 – 7.00	23	6,041,433	15.0	6.83	79.9	642
7.01 – 7.50	26	5,156,580	12.8	7.30	79.3	632
7.51 – 8.00	43	8,905,959	22.1	7.78	79.0	612
8.01 – 8.50	17	3,502,259	8.7	8.26	85.7	628
8.51 – 9.00	18	4,530,924	11.2	8.75	85.0	611
9.01 – 9.50	14	2,946,028	7.3	9.25	82.0	612
9.51 – 10.00	28	1,827,293	4.5	9.77	89.3	575
10.01 – 10.50	7	905,197	2.2	10.25	85.9	590
10.51 – 11.00	9	598,899	1.5	10.64	98.9	643
11.01 – 11.50	13	926,610	2.3	11.15	95.1	631
11.51 – 12.00	14	931,285	2.3	11.71	99.3	633
12.01 >=	11	501,383	1.2	12.19	100.0	604
Total:	237	40,360,956	100.0	8.11	82.3	624
Max: 12.65
Min: 6.05
Wgt Avg: 8.11

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
476 - 500	1	18,598	0.0	9.70	100.0	499
501 - 525	7	1,509,708	3.7	8.96	66.2	520
526 - 550	10	1,226,902	3.0	9.52	82.0	538
551 - 575	21	3,766,576	9.3	8.25	75.0	564
576 - 600	28	5,000,294	12.4	8.58	83.1	588
601 - 625	64	9,326,649	23.1	7.94	83.8	612
626 - 650	41	7,650,673	19.0	8.03	82.4	637
651 - 675	33	6,834,644	16.9	7.75	85.6	663
676 - 700	18	3,001,515	7.4	7.94	84.2	687
701 - 725	9	1,063,174	2.6	8.40	82.5	714
726 - 750	2	560,878	1.4	6.39	85.9	737
751 - 775	3	401,347	1.0	7.20	86.2	764
Total:	237	40,360,956	100.0	8.11	82.3	624
Max: 772
Min: 499
Wgt Avg: 624

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	38	1,219,072	3.0	10.63	97.7	623
50,001 - 100,000	53	3,725,078	9.2	9.70	90.2	624
100,001 - 150,000	39	4,801,829	11.9	8.45	79.1	612
150,001 - 200,000	29	4,997,368	12.4	7.98	80.2	622
200,001 - 250,000	17	3,842,278	9.5	8.05	80.5	611
250,001 - 300,000	22	6,011,133	14.9	7.32	80.1	641
300,001 - 350,000	13	4,243,267	10.5	7.85	83.0	629
350,001 - 400,000	10	3,772,092	9.3	7.64	81.9	631
400,001 - 450,000	8	3,314,291	8.2	7.73	76.1	591
450,001 - 500,000	1	478,775	1.2	7.31	80.0	672
500,001 - 550,000	4	2,149,237	5.3	7.53	82.8	625
550,001 - 600,000	2	1,192,367	3.0	8.06	86.4	616
600,001 - 650,000	1	614,169	1.5	9.15	100.0	692
Total:	237	40,360,956	100.0	8.11	82.3	624
Max: 614,168.91
Min: 14,991.56
Avg: 170,299.39

Original LTV (%)*	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	4	764,358	1.9	8.12	44.8	551
50.1 – 55.0	3	459,612	1.1	7.35	53.8	622
55.1 – 60.0	2	569,901	1.4	7.58	58.8	566
60.1 – 65.0	9	2,024,234	5.0	7.60	62.7	615
65.1 – 70.0	12	2,154,715	5.3	7.60	69.5	595
70.1 – 75.0	9	1,675,476	4.2	8.17	73.6	589
75.1 – 80.0	65	13,942,304	34.5	7.52	79.6	632
80.1 – 85.0	15	3,433,201	8.5	7.89	84.3	626
85.1 – 95.0	40	8,734,950	21.6	7.94	89.5	627
90.1 – 95.0	10	2,547,728	6.3	9.00	94.9	617
95.1 – 100.0	68	4,054,477	10.0	10.75	100.0	643
Total:	237	40,360,956	100.0	8.11	82.3	624
Max: 100.0
Min: 42.7
Wgt Avg: 82.3

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	61	10,779,027	26.7	8.29	83.3	627
1.00	4	1,162,836	2.9	7.77	74.8	647
2.00	106	18,225,925	45.2	8.33	82.7	616
3.00	66	10,193,168	25.3	7.55	81.2	631
Total:	237	40,360,956	100.0	8.11	82.3	624

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	196	30,394,796	75.3	7.90	82.2	623
Reduced	17	3,914,075	9.7	8.91	80.6	625
Stated Income/Stated Assets	23	5,933,383	14.7	8.63	84.0	626
No Income of Assets	1	118,702	0.3	8.39	85.0	629
Total:	237	40,360,956	100.0	8.11	82.3	624

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	219	37,788,361	93.6	8.09	82.3	622
Second Home	1	245,534	0.6	9.50	71.3	576
Investor	17	2,327,060	5.8	8.16	83.6	652
Total:	237	40,360,956	100.0	8.11	82.3	624

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	55	14,471,922	35.9	8.14	82.9	619
Florida	30	6,005,039	14.9	8.07	80.2	634
Texas	53	5,238,651	13.0	7.91	82.1	618
Illinois	17	3,149,347	7.8	8.47	86.3	621
Arizona	15	2,313,985	5.7	7.88	81.8	653
New York	5	1,406,527	3.5	8.20	75.7	626
Nevada	6	1,281,911	3.2	8.19	80.3	604
New Jersey	4	993,658	2.5	6.69	80.7	690
Pennsylvania	3	602,411	1.5	6.51	83.2	638
Georgia	7	592,641	1.5	8.46	88.6	645
Louisiana	5	560,987	1.4	8.18	79.2	593
Maryland	2	429,553	1.1	8.84	72.4	587
Minnesota	6	331,631	0.8	9.94	91.8	622
Arkansas	4	325,176	0.8	9.37	85.2	573
South Carolina	3	298,292	0.7	8.59	84.0	614
Other	22	2,359,224	5.8	8.33	83.5	605
Total:	237	40,360,956	100.0	8.11	82.3	624

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	105	12,486,882	30.9	8.69	87.4	636
Refinance - Rate Term	8	1,002,594	2.5	8.10	87.0	597
Refinance - Cashout	124	26,871,480	66.6	7.83	79.7	619
Total:	237	40,360,956	100.0	8.11	82.3	624

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	39	7,348,439	18.2	7.89	79.1	605
Arm 2/28 – Balloon 40/30	14	3,423,188	8.5	8.44	82.4	592
Arm 2/28 – Balloon 50/30	31	10,123,811	25.1	8.14	82.6	629
Arm 3/27	2	584,923	1.4	6.94	76.9	616
Fixed Balloon 30/15	67	3,541,589	8.8	11.07	99.8	635
Fixed Balloon 40/30	5	1,212,881	3.0	7.34	77.5	622
Fixed Balloon 50/30	13	2,664,624	6.6	7.50	83.7	630
Fixed Rate	66	11,461,500	28.4	7.47	79.0	636
Total:	237	40,360,956	100.0	8.11	82.3	624

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	164	28,224,382	69.9	8.12	82.9	623
PUD	46	6,410,521	15.9	7.99	83.1	627
2 Family	15	3,866,725	9.6	8.01	78.0	629
Condo	12	1,859,328	4.6	8.51	79.1	606
Total:	237	40,360,956	100.0	8.11	82.3	624

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 – 5.50	4	824,132	3.8	8.60	86.7	620
5.51 – 6.00	59	14,840,509	69.1	7.92	83.9	629
6.01 – 6.50	12	2,775,803	12.9	8.31	81.1	598
6.51 – 7.00	8	2,247,871	10.5	8.45	71.5	567
7.01 – 7.50	3	792,047	3.7	8.57	52.1	534
Total:	86	21,480,362	100.0	8.07	81.2	614
Max: 7.13
Min: 5.25
Wgt Avg: 6.12

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
19 - 21	69	18,045,679	84.0	8.23	82.0	614
22 - 24	15	2,849,760	13.3	7.30	76.9	615
31 - 33	1	535,000	2.5	6.90	79.9	620
34 - 36	1	49,923	0.2	7.35	45.1	568
Total:	86	21,480,362	100.0	8.07	81.2	614
Max: 34
Min: 19
Wgt Avg: 21

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FTCO
12.01 - 12.50	1	269,809	1.3	6.33	54.0	677
12.51 - 13.00	11	3,407,358	15.9	6.87	79.3	636
13.01 - 13.50	16	3,526,267	16.4	7.30	77.4	631
13.51 - 14.00	20	5,050,741	23.5	7.75	82.2	612
14.01 - 14.50	7	1,762,853	8.2	8.23	86.5	624
14.51 -15.00	11	3,171,919	14.8	8.78	84.4	594
15.01 - 15.50	12	2,720,773	12.7	9.26	82.7	615
15.51 - 16.00	5	909,259	4.2	9.77	82.9	553
16.01 - 16.50	2	531,565	2.5	10.27	80.0	557
17.01 - 17.50	1	129,817	0.6	11.21	65.0	535
Total:	86	21,480,362	100.0	8.07	81.2	614
Max: 17.21
Min: 12.33
Wgt Avg: 14.07

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FTCO
6.01 -6.50	1	269,809	1.3	6.33	54.0	677
6.51 -7.00	11	3,407,358	15.9	6.87	79.3	636
7.01 -7.50	16	3,526,267	16.4	7.30	77.4	631
7.51 -8.00	20	5,050,741	23.5	7.75	82.2	612
8.01 -8.50	7	1,762,853	8.2	8.23	86.5	624
8.51-9.00	11	3,171,919	14.8	8.78	84.4	594
9.01 -9.50	12	2,720,773	12.7	9.26	82.7	615
9.51 – 10.00	5	909,259	4.2	9.77	82.9	553
10.01 – 10.50	2	531,565	2.5	10.27	80.0	557
11.01 – 11.50	1	129,817	0.6	11.21	65.0	535
Total:	86	21,480,362	100.0	8.07	81.2	614
Max: 11.21
Min: 6.33
Wgt Avg: 8.07

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FTCO
1.00	86	21,480,362	100.0	8.07	81.2	614
Total:	86	21,480,362	100.0	8.07	81.2	614
Wgt Avg: 1.00

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FTCO
1.00	86	21,480,362	100.0	8.07	81.2	614
Total:	86	21,480,362	100.0	8.07	81.2	614
Wgt Avg: 1.00

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FTCO
0	228	37,874,601	93.8	8.15	82.5	623
60	9	2,486,355	6.2	7.35	78.3	630
Total:	237	40,360,956	100.0	8.11	82.3	624